Exhibit 99.1
FOR IMMEDIATE RELEASE
Suntron Corporation Reports Fourth Quarter and 2005 Year End Results
PHOENIX, AZ – March 16, 2006- Suntron Corporation (NASDAQ SCM: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue of $83.9 million and net income of $0.1 million for the fourth quarter of 2005. Revenues for the quarter increased 4.4% over the third quarter of 2005, in line with management’s previous outlook and the Company returned to profitability during the quarter.
Gross profit for the fourth quarter of 2005 improved to $7.0 million compared to $5.5 million in the third quarter of 2005. Gross profit as a percentage of net sales improved to 8.3% for the fourth quarter of 2005, compared to 6.9% on net sales of $80.4 million in the third quarter of 2005 and 5.6% on net sales of $115.8 million in the fourth quarter of 2004. The improvement in gross profit for the fourth quarter of 2005 compared with the third quarter of 2005 was primarily attributable to the cumulative impact of restructuring and cost containment actions that were initiated in the second and third quarters of 2005. In addition, favorable changes in product mix contributed to the improved performance in the fourth quarter of 2005.
Operating income for the fourth quarter of 2005 was $1.2 million, an improvement of $1.6 million as compared to an operating loss of $0.4 million for both the third quarter of 2005 and the fourth quarter of 2004.
Net income for the fourth quarter of 2005 was $0.1 million, an improvement of $1.6 million compared to the net loss of $1.5 million for the third quarter of 2005. Consequently, earnings per share (EPS) improved by $0.06 per share to breakeven earnings per share for the fourth quarter 2005 from a loss of $0.06 per share from the third quarter 2005. For the fourth quarter of 2004, net loss was $1.3 million and net loss per share was $0.05.
Net sales for the year ended December 31, 2005 were $328.7 million, a 31% decrease from $475.4 million reported for the previous year primarily due to the loss of a significant customer in the fourth quarter of 2004. Quarterly net sales for 2005 were essentially flat for each quarter and ranged between $80 million to $84 million. Gross profit as a percentage of net sales was down slightly to 5.1% for 2005 compared to 5.4% for 2004. Gross profit includes restructuring charges of $1.2 million and $0.3 million in 2005 and 2004, respectively.
Net loss for 2005 was $11.3 million as compared to a net loss of $4.5 million for 2004. Included in the net losses are restructuring charges of $2.1 million and $1.4 million in 2005 and 2004, respectively. The increase in the 2005 net loss compared to 2004 is primarily attributable to reduced net sales. The 2005 restructuring and cost-cutting actions have resulted in sequential quarterly improvements in operating results, to net income of $0.1 for the fourth quarter of 2005 from a net loss of $6.2 million for the first quarter of 2005.
Cash flow from operating activities for 2005 was $16.5 million compared to operating cash flow of negative $22.8 million in 2004. The primary reason for the improvement in operating cash flow for 2005 compared to 2004 was a decrease in working capital requirements associated with lower net sales. During the year, the Company reduced its debt outstanding by $12.1 million, or over 20 percent, to $47.0 million at December 31, 2005 from $59.1 million at December 31, 2004.
“We continue to see positive results from the cost reduction initiatives we began in 2005. For the third consecutive quarter our financial results have improved and we ended the year on a positive note with a profit for the fourth quarter of 2005,” stated Paul Singh, Suntron’s president and chief executive officer. “As we look ahead to the first quarter of 2006, we expect net sales to improve sequentially by up to 5% due primarily to an anticipated one-time increase in sales from one of our industrial customers,” said Mr. Singh. “Our customers continue to show confidence in our ability to meet their ever increasing requirements and our management team is focused on improving operational performance, exceeding customer expectations and increasing profitability.” concluded Mr. Singh.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,730 employees and contract workers.
Income Statement Summary
(In Thousands, Except Per Share Amounts)

	Q4	Q3	Q4	Year Ended December 31:
	2004	2005	2005	2004	2005
Net Sales	$115,794	$80,383	$83,853	$475,388	$328,730
Gross Profit	6,524	5,515	6,975	25,872	16,836
SG&A Expense	6,596	5,652	5,352	24,361	22,758
Operating Income (Loss)	(363)	(369)	1,248	(324)	(7,541)
Net Income (Loss)	(1,299)	(1,534)	126	(4,457)	(11,342)
Earnings (Loss) Per Common Share	(0.05)	(0.06)	0.00	(0.16)	(0.41)
Selected Financial Data
(In Thousands)

	Q4	Q3	Q4	Year Ended December 31:
	2004	2005	2005	2004	2005
EBITDA	$1,965	$1,616	$3,075	$10,724	$1,170
Cash Flow Provided (Used) by Operating Activities	5,067	1,295	5,552	(22,774)	16,500
Restructuring Charges:
Included in Cost of Goods Sold	129	296	93	298	1,245
Other	104	44	188	1,085	869

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details of the calculation as follows:
Calculation of EBITDA
(In Thousands)

	Q4	Q3	Q4	Year Ended December
	2004	2005	2005	2004	2005
Net Income (Loss)	$(1,299)	$(1,534)	$126	$(4,457)	$(11,342)
Interest Expense	1,045	1,199	1,227	3,982	4,703
Income Tax Expense	—	—	—	—	—
Depreciation and Amortization	2,219	1,951	1,722	11,199	7,809

EBITDA	$1,965	$1,616	$3,075	$10,724	$1,170

Balance Sheet Summary – At End of Year
(In Thousands)

	2004	2005
Cash and Equivalents	$14	$59
Trade Receivables, Net	50,435	51,377
Inventories, Net	79,202	61,985
Other Current Assets	1,122	1,430
Property, Plant & Equipment, Net	35,388	27,139
Goodwill	10,915	10,918
Other Assets	3,033	2,441

Total Assets	$180,109	$155,349

Accounts Payable	$35,757	$38,605
Accrued Liabilities	14,441	13,110
Outstanding Checks in Excess of Cash	4,294	1,039
Bank Debt	59,128	47,000
Long-term Liabilities	675	1,027
Stockholders’ Equity	65,814	54,568

Total Liabilities & Stockholders’ Equity	$180,109	$155,349

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
 This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation
Paul Singh, President and CEO
Thomas B. Sabol, Chief Financial Officer
602-789-6600
ir@suntroncorp.com